EXHIBIT C
CONSENT
     We hereby consent to the use of our name and the making of the statements with respect to us that are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement or amendment thereto filed by Nordic Investment Bank with the Securities and Exchange Commission.
     In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Ward A. Greenberg
Ward A. Greenberg, a Partner

April 18, 2007